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                          MIDWEST GROUP CAPITAL TRUST
                        RESOLUTIONS OF BOARD OF TRUSTEES
                              AMENDING THE BY-LAWS


"RESOLVED, that Section 2.1 of Article 2 of the By-Laws of Midwest Group Capital Trust be amended to read as follows:

2.1 Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees. A regular meeting of the Trustees may be held without call or notice immediately after and at the same place as any meeting of the shareholders.

FURTHER RESOLVED, that Section 3.2 of Article 3 of the By-Laws of Midwest Group Capital Trust be amended to read as follows:

3.2 Election. The President, the Treasurer and the Secretary shall be elected annually by the Trustees. Other officers, if any, may be elected or appointed by the Trustees at any time. Vacancies in any officer may be filled at any time.

FURTHER RESOLVED, that Section 3.3 of Article 3 of the By-Laws of Midwest Group Capital Trust be amended to read as follows:

3.3 Tenure. The President, the Treasurer and the Secretary shall hold office for one year and until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

FURTHER RESOLVED, that Section 12.1 of Article 12 of the By-Laws of Midwest Group Capital Trust be amended to read as follows:

12.1 Meetings. A meeting of the shareholders of the Trust shall be held whenever called by the Trustees, whenever election of a Trustee or Trustees by shareholders is required by the provisions of Section 16(a) of the Investment Company Act of 1940 for that purpose or whenever otherwise required pursuant to the Declaration of Trust. Any meeting shall be held on such day and at such time as the President or the Trustees may fix in the notice of the meeting.